This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated May 7, 1999, and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any jurisdiction where the making of the Offer is prohibited by the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction the laws of which prohibit the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such laws. If after such good faith effort, the Purchaser cannot comply with such laws, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Bear, Stearns & Co. Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                        NOTICE OF OFFER TO PURCHASE FOR CASH
                   ALL OUTSTANDING SHARES OF VOTING COMMON STOCK
                                         OF
                           ABR INFORMATION SERVICES, INC.
                                         AT
                                $25.50 NET PER SHARE
                                         BY
                              SPRING ACQUISITION CORP.
                            A WHOLLY OWNED SUBSIDIARY OF
                                CERIDIAN CORPORATION

     Spring Acquisition Corp., a Florida corporation (the "Purchaser") and a wholly owned subsidiary of Ceridian Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of the voting common stock, par value $0.01 per share (the "Shares"), of ABR Information Services, Inc., a Florida corporation (the "Company"), at $25.50 per Share, net to the seller in cash, without any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 7, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer"). Following the Offer, the Purchaser intends to effect the Merger (as described below).

--------------------------------------------------------------------------------
     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE (AS DEFINED BELOW) A NUMBER OF SHARES OF THE COMPANY WHICH, TOGETHER WITH ANY SHARES BENEFICIALLY OWNED BY PARENT, THE PURCHASER AND/OR OTHER SUBSIDIARIES OF PARENT, REPRESENTS MORE THAN 50% OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE PURCHASER ESTIMATES THAT APPROXIMATELY 15,399,404 SHARES WILL NEED TO BE VALIDLY TENDERED (AND NOT WITHDRAWN) TO SATISFY THE MINIMUM CONDITION. SEE SECTION 13 OF THE OFFER TO PURCHASE.

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 30, 1999, by and among the Company, Parent and the Purchaser (the "Merger Agreement"). The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), the Purchaser will be merged with and into the Company, and the Company will survive and become a wholly owned subsidiary of Parent. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent or Shares that are owned by the Company or any of its direct or indirect subsidiaries and in each case not held on behalf of third parties, or Shares held by stockholders who properly exercise and perfect dissenters' rights, if any, under the Florida Business Corporation Act will be canceled, extinguished and converted into the right to receive, without interest, an amount in cash equal to $25.50 per Share or such higher price per Share as shall have been paid in the Offer.

     Stockholders of the Company do not have dissenters' rights as a result of the Offer. In addition, stockholders of the Company will not have dissenters' rights in connection with the Merger if on the record date fixed to determine the stockholders entitled to vote on or consent to the Merger, the Shares are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or are held of record by 2,000 or more of such stockholders. If, however, the Shares are not so listed or designated and are not held of record by at least 2,000 stockholders, then holders of Shares who do not vote or consent in favor of the Merger will have dissenters' rights. See Section 15 of the Offer to Purchase. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Subject to the terms of the Merger Agreement, if any condition to the Purchaser's obligation to purchase Shares is not satisfied prior to the acceptance for payment for any such Shares, the Purchaser may (i) at a scheduled expiration date, terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 3 of the Offer to Purchase, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition (other than the Minimum Condition) and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered by the Expiration Date and not withdrawn; or (iv) delay acceptance for payment of Shares until satisfaction or waiver of the conditions of the Offer.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when the Purchaser gives oral or written notice to the The Bank of New York (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payments to tendering stockholders. The Purchaser will not, under any circumstances, pay interest on the purchase price, regardless of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing the Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

     Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment, may also be withdrawn after July 5, 1999. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 4, 1999, unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. If the Purchaser is delayed in its acceptance or purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser's rights, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except as described in the Offer to Purchase and subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and, if certificates representing such Shares have been delivered or otherwise identified to the Depositary, the name(s) in which such certificate(s) is
(are) registered, if different from the name of the person tendering such Shares. If certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the NASD, a commercial bank or trust company having an office, branch or agency in the United States or any other institution that is a member of the Medallion Signature Guaranty Program (an "Eligible Institution"), unless such Shares have been tendered by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry tender as set forth in Section 4 of the Offer of Purchase, the notice of withdrawal must specify the name and account number(s) of the account(s) at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. None of Parent, the Purchaser, the Dealer Manager, the Depositary or the Information Agent will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

     The Purchaser reserves the right, from time to time, to extend the period of time during which the Offer is open (but subject to the terms and conditions of the Merger Agreement) by giving oral or written notice of such extension to the Depositary. Any such extension will be followed, as soon as practicable, by public announcement thereof, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder list for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                      THE INFORMATION AGENT FOR THE OFFER IS:

                   [INSERT LOGO OF GEORGESON & COMPANY INC. HERE]

                                 Wall Street Plaza
                             New York, New York 100005
                  Banks and Brokers Call Collect:  (212) 440-9800
                                         or
                     All Others Call Toll Free:  (800) 223-2064

                        THE DEALER MANAGER FOR THE OFFER IS:

                   [INSERT LOGO OF BEAR, STEARNS & CO. INC. HERE]

                                  245 Park Avenue
                              New York, New York 10167
                           Call Toll Free: (888) 225-1793

May 7, 1999